EXHIBIT 99


FOR IMMEDIATE RELEASE                     Contact:  Dennis E. Nixon
                                                    (956)722-7611 (Laredo)

                                                    Katie Brickman
                                                    (210) 826-8899 (San Antonio)

                 INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                                 STOCK DIVIDEND

LAREDO, TX,.....April 7, 1999......International Bancshares Corporation (IBC)
today announced that on April 1, 1999, the Board of Directors approved a 25 percent stock split-up effected through a stock dividend to all holders of record of common stock, $1.00 par value, on May 20, 1999, to be issued on June 11, 1999. "The Board of Directors believe that stock dividends will provide additional incentive for shareholders to hold the IBC stock," said Dennis E. Nixon, Chairman of the Board and Chief Executive Officer.

On March 23, 1999, IBC announced a cash dividend on its outstanding shares of common stock of $.60 per share for shareholders of record as of March 31, 1999, payable on April 15, 1999. The cash dividend represents a 50 percent increase in the dividend rate of $.40 per share that was paid October 15, 1998. Nixon commented that the Board of Directors voted to increase the dividend rate because of the continued success of IBC, and their desire to recognize the support IBC shareholders have given the Company. "The directors believe that cash dividends will enhance the value of each IBC share," Nixon said.

IBC (NASDAQ: IBOC) is a $4.9 billion multi-bank holding company headquartered in Laredo, Texas, with 93 main bank and branch facilities and 164 ATM's serving 28 communities, including San Antonio, Houston, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and cities throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEEDGAR.COM.

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